Exhibit 10.1

THESE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION WITH THE
UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE

COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES
NOR DOES IT PASS ON THE ACCURACY OR COMPLETENESS OF ANY
PRIVATE PLACEMENT MEMORANDUM OR OTHER SELLING
LITERATURE.

STOCK PURCHASE AGREEMENT AMONG
SEW CAL LOGO, INC. AND BUYER.

THIS AGREEMENT, made this 29 day of January, 2016, by and among Sew Cal Logo, 29 Inc., a Nevada corporation, (“SCL”), and WeedLife, Inc., a Colorado corporation, Life Marketing, Inc., a Colorado corporation, its subsidiaries and holdings and all securities holders thereof, ("BUYER"). SCL is acting by and through Robert Stevens, its court-appointed receiver, and White Tiger Partners LLC, its judgment creditor (“STEVENS”).

RECITALS

WHEREAS, SCL, a public, non-reporting company desires an operating business with which to merge or to acquire, has identified and desires to acquire 100% of the total outstanding capital stock of BUYER from BUYER’ Shareholders (the “BUYER Shareholders”); and

WHEREAS, SCL offers to acquire 100% of the common stock of BUYER in exchange for a number of shares to be determined and equivalent to approximately 90.01% of the common stock post-merger, unissued shares of the common stock of SCL (the “SCL Common Stock” or “SCL Shares”); and

WHEREAS, STEVENS, in order to facilitate SCL’s efforts, offers to assign its judgment against SCL, and to cause SCL to issue securities in compliance with Securities Act §3 (a) (10), (15 U.S.C. §77c (a)(10)) (“Securities Act” herein) if necessary; and

WHEREAS, STEVENS offers to sell to BUYER the judgment it obtained against SCL; and

WHEREAS, BUYER offers to pay to STEVENS the sum of thirty thousand U.S. dollars. ($30,000.00) and the equivalent of approximately 9.99% of the outstanding stock post-merger of newly issued unregistered exempt shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

The foregoing recitals are hereby restated, incorporated into this Agreement, and made a part of it, as if each were fully set forth here in their entirety.

ARTICLE 1

COMPENSATION, CONSIDERATION, AND EXCHANGE OF SECURITIES.

1.1 Sale of the Judgment. STEVENS agrees to sell to BUYER its judgment in exchange for the receipt of thirty thousand U.S. dollars. ($30,000.00) and the equivalent of 9.99% of the outstanding stock post-merger issued exempt SCL Common Stock.

1.1.1 Exemption from Registration. STEVENS will, as court appointed receiver, prepare documentation for and attend the final “fairness hearing” to authorize the issuance of SCL Common Stock using and applying the exemption afforded by Securities Act §3 (a) (10) (15 USC 77§(a)(10)).

1.2 Issuance of Shares.

1.2.1 SCL Shares to BUYER. Subject to all of the terms and conditions of this Agreement, SCL agrees to deliver newly issued, restricted, SCL Common Stock equivalent to approximately 89.5% shares as the control block of SCL, in exchange for the outstanding common shares of BUYER (the “BUYER Common Stock”) in the amounts shown on Schedule “B” to this Agreement.

1.2.2 SCL Shares to Non-Affiliates. Subject to all of the terms and conditions of this Agreement, SCL agrees to deliver newly issued, SCL Common Stock totaling specific shares to be determined based on estimated ownership percentages represented to the shareholders listed on Schedule “A” to this Agreement.

1.2.3 Exemption from Registration. STEVENS will, as court appointed receiver, prepare for and attend the final “fairness” hearing to authorize the issuance of SCL Common Stock using and applying the exemption afforded by Securities Act §3 (a) (10).

1.3 Transfer of Shares by BUYER Shareholders. Subject to all of the terms and conditions of this Agreement, the BUYER Shareholders agree to transfer to SCL all of their ownership in the BUYER Common Stock.

1.3.1 Exemption from Registration; Reorganization. The parties hereto expect this transfer of Shares by BUYER Shareholders to SCL to qualify as a tax-free reorganization under Sections 368 (a)(1)(A) and 368 (a)(2)(E) of the Internal Revenue Code of 1986, or other such exemptions, as amended (the “Code”) but no IRS ruling or opinion of counsel is being sought in connection therewith and such ruling or opinion is not a condition to closing the transactions herein contemplated.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER represents and warrants to SCL, STEVENS and BUYER Shareholders that:

2.1 Organization. BUYER is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.

2.2 Compliance with Laws. BUYER has substantially complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting its properties, products or the operation of its business except where such non-compliance would not have a materially adverse effect on the business or financial condition of BUYER. BUYER has all licenses and permits required to conduct its business as now being conducted.

2.3 Litigation & Disclosure. BUYER is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of BUYER, threatened against or affecting BUYER or its business, assets or financial condition, except for matters which would not have a material effect on BUYER or its properties. BUYER is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. BUYER is not engaged in any lawsuits to recover any material amount of monies due to it. BUYER represents that they have completed their own investigation into SCL. BUYER represents that any shares issued under this Agreement to its shareholders are for the sole ownership of the individuals listed on Schedule B and are not subject to any nominee relationships, and that the names on Schedule B are the correct and true names of the individuals receiving any issuance of shares under this Agreement.

2.4 Board of Directors. Prior to closing, BUYER shall supply a slate of directors consistent with SCL’s By-laws, for appointment by STEVENS.

2.5 Business. Following the closing, the only business and operations of SCL shall be that conducted by BUYER.

2.6 Voting Approval by BUYER. The BUYER Shareholders agree to vote their shares of the BUYER in favor of the merger.

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2.7 Treatment of Outstanding BUYER options and other outstanding equity securities. All outstanding stock options of BUYER would be assumed by SCL and would become options to purchase common stock in SCL. The terms of the stock options (including terms related to vesting) would not change; there would be no acceleration of the vesting of unvested stock options. All other outstanding equities would be considered as converted into common stock for the calculations and purposes of determining final outstanding shares hereunder.

2.8 Indemnification. BUYER recognize that the offer of SCL Shares to him/her is based upon his/her representations and warranties set forth and contained herein and hereby agrees to indemnify and hold harmless SCL and STEVENS against all liability, costs or expenses (including reasonable attorney's fees and costs) arising as a result of any misrepresentations made herein by such Shareholder.

2.9 Intellectual Property Protection. All intellectual property, software, trademarks, licenses, copyrights, assets related to the existing or contemplated business of BUYER shall be properly retained and protected prior to and subsequent to the fairness hearing and shall not be disposed, sold, assigned, transferred away, or otherwise impaired in anyway. Non-compliance is grounds for cancelation of the merger and without return of fees or expenses owed STEVENS.

2.10 Employment and Non-Compete Agreements with Key BUYER Employees. BUYER shall make a best effort to cause the execution of employment and non-compete agreements with certain key executives and employees of BUYER with customary terms and conditions, on or before the fairness hearing as as agreed to in writing between BUYER and STEVENS.

2.11 “No Shop” or Standstill Agreement. At the execution of this agreement the BUYER shall cease and desist from any activities entertaining, soliciting or actively seeking or accepting any proposal from a third-party or BUYER Shareholders to enter into a similar transaction as the one contemplated herein or the sale, assignment or disposition of a portion of the business, assets or equity/debt securities of the BUYER.

2.12 Financing. BUYER will not issue any securities or obligations, or enter into any financing or funding contracts without express written approval from STEVENS until the Court has discharged STEVENS and all conditions have been met in this Agreement. STEVENS will not withhold such written consent where such a transaction doesn’t violate conditions or Section 1.2.3 and 1.3.1 and such financing will be understood as not a part of shares issued in aforementioned Sections and resulting conversion or post-fairness hearing shares or securities are understood to be Restricted and may carry restrictive legends.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STEVENS and WHITE TIGER

PARTNERS LLC.

STEVENS represents and warrants to SCL, BUYER and the Shareholders that:

3.1 Transfer Agent. STEVENS will instruct the transfer agent to issue SCL Common Stock as above stated.

3.2. Resignation of Receiver. Post the “fairness hearing” and its compliance with its duties hereunder, STEVENS appoints a board of directors as directed by BUYER and thereunder will resign as sole officer and director and caused to be discharged as the court appointed receiver and all disclosure, activities and responsibilities shall be deemed complete.

3.3 Organization. White Tiger LLC is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification.

3.4 Business. Following the Closing, the only business and operations of SCL shall be that conducted by BUYER.

3.5 Authority and Disclosure. STEVENS, is a duly authorized Court Appointed Receiver under the statute of Nevada in its Eighth Judicial District and performs his duties in accordance with the laws of Nevada and Court’s authority and made a good faith effort in all reasonable investigative and disclosure efforts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SCL.

SCL represents and warrants to BUYER and the Shareholders that:

4.1 Organization. SCL is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification.

4.2 Business. Following the closing, the only business and operations of SCL shall be that conducted by BUYER.

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ARTICLE 5

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BUYER SHAREHOLDERS

5.1 Share Ownership. BUYER Shareholders, or Shareholders, hold the BUYER Common Stock in the amounts shown on Schedules “A” and “B” to this Agreement. Such shares are owned of record, and such shares are not subject to any lien, encumbrance or pledge. Each shareholder has the authority to exchange such shares pursuant to this Agreement and will not dispose of, encumber, transfer, assign, sell shares nor attempt to buy or acquire any assets or the business of the BUYER without written approval from BUYER and STEVENS prior to fairness hearing.

5.2 Investment Intent. BUYER Shareholders understand and acknowledge that the SCL Common Stock is being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for non-public offerings; and each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of each Shareholder as a purchaser of securities.

(a) The SCL Shares are being acquired solely for the account of each BUYER Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the SCL Shares.

(b) Each BUYER Shareholder agrees not to dispose of his SCL Shares or any portion thereof unless and until counsel for SCL shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 (the “1933 Act”) or any applicable state securities laws, or the rules and regulations thereunder.

(c) BUYER Shareholders acknowledge that SCL has made all documentation pertaining to all aspects of SCL and the transaction herein available to him/her and to his/her qualified representative(s), if any, and has offered such person or persons an opportunity to discuss SCL and the transaction herein with the officers of SCL.

5.3 Indemnification. BUYER Shareholders recognize that the offer of SCL Shares to him/her is based upon his/her representations and warranties set forth and contained herein and hereby agrees to indemnify and hold harmless SCL and STEVENS against all liability, costs or expenses (including reasonable attorney's fees and costs) arising as a result of any misrepresentations made herein by such Shareholder.

5.4 Restrictive Legend. Shareholders agree that the certificates evidencing the SCL Shares acquired pursuant to this Agreement will have a legend placed thereon which will restrict the sale of said shares for times and upon conditions that are subject to federal and state securities laws.

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5.5 Voting Approval by BUYER Shareholders. The BUYER Shareholders agree to vote their shares of BUYER in favor of the merger.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Investigative Rights. From the date of this Agreement each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours to all of BUYER’s and SCL’s properties, books, contracts, commitments legal and organizational documents, financial statements and forecasts, details on liabilities, assets (tangible or intangible), material contracts or agreements, financing documents executed or contemplated, acquisition agreements, patent, trademark or intellectual property materials, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning BUYER’s and SCL’s affairs as the other party may reasonably request.

6.2 Conduct of Business. Prior to the Closing, BUYER and SCL shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither BUYER or SCL shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

6.3 Disclosure to Court and Court Appointed Receiver. BUYER and BUYER Shareholders agree and understand that an Information Statement will be prepared and provided to the Court of Jurisdiction (“Court”) in the STEVENS action and agree to help prepare and provide information where requested by the Court or STEVENS and that information published may become publicly available in the Court records and that Information Statement will be substantially part of the public filings made to the appropriate regulatory and market or trading authorities that have jurisdiction. Also it is understood that the officers of BUYER, BUYER, and BUYER Stockholders will not contact the Transfer Agent, Federal or Trading Exchanges, Secretary of State(s) or other regulatory agencies or shareholders of SCL or issue any securities or obligations, or enter into any financing or funding contracts without express written approval from the Receiver until the Court has discharged STEVENS and all conditions have been met in this Agreement.

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ARTICLE 7

POST-CLOSING COVENANTS

7.1 Following the Closing herein:

(a) Prompt registration of Transfer. SCL shall register transfer of the common stock of SCL as soon as possible after receipt of proper documentation for such transfer request. Restricted securities shall be transferred without restrictive legend if supported by an opinion of counsel to SCL provided that SCL’s counsel has no reasonable objection.

(b) Delivery of Shares. BUYER Shareholders will deliver to SCL'S management within 10 days of execution of this Agreement and payment in full any share certificates representing the BUYER Common Stock.

ARTICLE 8

CLOSING

8.1 Closing. The release of the to be issued exempt and control securities and the discharge of the Receiver is expressly contingent upon satisfaction of the following:

(a)	Initial Payment. Upon execution hereof, Buyer shall wire the initial payment of thirty thousand ($30,000.00) US Dollars within two (2) business days of the execution of this Agreement, to,

JP Morgan Chase

ABA # 102001017

270 Park Avenue

New York, NY 10017

FBO: Somerset Capital Ltd.

Account number 158067820

387 Corona St., Suite 555

Denver, CO 80218

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(b)	SCL shall conduct the following actions:

1.	A reverse split and round up of all of the currently issued and outstanding shares of SCL common stock at a ratio of 1 share for every 5,000 up to 10,000 shares outstanding;
2.	Change the legal name of Sew CAL Logo, Inc. to “WeedLife, Inc.” (or name and symbol to be determined prior to the Corporate Action with the Nevada Secretary of state and all regulatory bodies;
3.	Affect all of these actions through notice and application to the CUSIP Bureau, FINRA, DTCC and the transfer agent and cause them to be effected in the market;
4.	Coordinate with the Court, notice shareholders pursuant to the 3(a)(10) exemption and attend a Fairness Hearing requesting permission of the Court related to this business combination;
5.	Issue the necessary exempt securities and/or DWAC the securities as applicable pursuant to the Court Order, the legal opinion and this agreement;
6.	Upon verification that all monies owed to STEVENS have been received and conditions herein met, the issued exempt shares will be sent via overnight courier to ___________ at the following address ___________; and
7.	Once the Receiver has confirmation the stock certificates representing the transaction have been received, the Receiver will coordinate the appointment of a new Officer and/or Director for the company along with his own resignation as the sole Officer and Director of the Company. The notice will be sent to the transfer agent with copies being sent to the buyer as well.
8.	Upon completion of 1-7 above, the Court will be notified of STEVENS discharge as Court Appointed Receiver.

ARTICLE 9

MISCELLANEOUS

9.1 Confidentiality. Unless compelled by a subpoena or otherwise required under the rule of law no party to this transaction will discuss terms of the transaction, the existence of or status and terms of an Agreement, its parties, or any other aspect of this transaction, contemplated, executed, or finalized with any individual other than counsel and individuals or parties directly related to this transaction.

9.2 Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

9.3 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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9.4 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

9.5 Time of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.6 Entire Agreement. This Agreement contains the entire Agreement and understanding among the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.9 Announcements. SCL and BUYER will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

9.10 Expenses. Unless as is specifically stated above, each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated. Specifically, STEVENS will absorb the legal fees and costs for and travel to the fairness hearing. BUYER will pay for financial statement preparation, including PCAOB audits, their own legal fees and expenses related to the preparation of materials needed by STEVENS. Post fairness hearing, all company fees and costs of any kind will be borne by BUYER and BUYER Shareholders, including, but not limited to, financial statement preparation, audit fees, OTCIQ, news releases, transfer agent fees, any and all requirements by broker dealers/clearing firms regarding the deposit or sale of stock.

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9.11 Brokerage. BUYER and SCL each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder’s fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

9.12 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for it, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year.

9.13 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada.

9.14 Communication. In order to control the appropriate release of public information as well as contain the release of material non-public/confidential information, the point of contact during the period between the execution of this letter of intent and final court approval of the transaction shall be the office of the Receiver. All parties are also restricted from communicating with the transfer agent, FINRA, DTCC, without express written consent from the STEVENS until after the issuance of the exempt and control securities.

9.15 Disclosure & Diligence. STEVENS represents to BUYER and BUYER Shareholders, that best efforts have been made using all available resources and methods to identify all known debt, liabilities, litigation, material information, and assets of SCL. STEVENS will have ascertained and disclosed all known information to BUYER. BUYER represents they have completed their own due diligence and fully understand and accept SCL in this business combination. STEVENS further attests that should STEVENS identify additional disclosable information that it will be shared immediately with the BUYER and BUYER Shareholders.

9.16 Cancellation of Agreement or the contemplated merger. In the event this Agreement or merger transaction, as contemplated, is not completed then SCL shall be returned to the original state prior to the execution of the Agreement and STEVENS, all fees and expenses of STEVENS and SCL payable by BUYER and BUYERS Stockholders, and shall be due, less any payments made, and the BUYER and BUYER Shareholders shall not be reimbursed for any expenses or fees as the result of this Agreement or directly paid or incurred on the BUYER or BUYER Shareholders behalf and shall reimburse STEVENS and SCL any expenses outlined in a final invoice which is due and payable within 10 business days from receipt. All shares received per the Agreement by BUYER and BUYER Shareholders shall be promptly returned and rights and ownership shall be cancelled and BUYER and BUYER Shareholders shall have not title to upon cancellation or default of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

SEW CAL LOGO, INC.:
(a Nevada Corporation)

By:	/s/ Robert L. Stevens
Robert L. Stevens
Court Appointed Receiver Acting Under His statutory Authority

WHITE TIGER PARTNERS LLC

By:	/s/ Robert L. Stevens
Robert L. Stevens
Managing Partner and Judgment Creditor

BUYER:
(a Colorado Corporation)

By:	/s/ Andrew Rodosevich
An Officer and Director and
Authorized Signatory

BUYER Shareholders:

(Shareholder of WeedLife, Inc., Life Marketing, Inc. and all subsidiaries and related entities)

By:	/s/ Ken Shawn Tapp
Shawn Tapp

By:	/s/ Andrew Rodosevich
Andy Rodosevich

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SCHEDULE A

NON-AFFILIATE CAP TABLE POST BUSINESS COMBINATION

Name of Shareholder and all persons having an interest	Number of Shares to be Issued	Percent Ownership
Existing Shareholders (post-reverse split at 5,000 or 10,000:1)	TBD	~0.157%
Matt Daugherty	TBD	~0.075%
Somerset Group	TBD	~9.989%
Receiver Certificate Holder	TBD	~0.187%

	------------	------------
Total	TBD	10.408%

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SCHEDULE B

AFFILIATE CAP TABLE POST BUSINESS COMBINATION

Name of Shareholder and all persons having an interest	Number of Shares to be Issued	Percent Ownership
Shawn Tapp	TBD	~44.796%
Andy Rodosevich	TBD	~44.796%

	------------	------------
Total	TBD	89.592%

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SCHEDULE C

ISSUANCE RESOLUTION AND REQUIRED REGISTRATION INFORMATION PER FIRST AMERICAN STOCK TRANSFER

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